Exhibit 3.2

EXECUTION VERSION

LIMITED LIABILITY COMPANY AGREEMENT

OF

THE SERVICEMASTER COMPANY, LLC

December 19, 2013

i

ii

LIMITED LIABILITY COMPANY AGREEMENT

OF

THE SERVICEMASTER COMPANY, LLC

This Limited Liability Company Agreement (as amended from time to time, this “Agreement”) of The ServiceMaster Company, LLC, dated as of December 19, 2013, is entered into by The ServiceMaster Company, a Delaware corporation, as the sole member (the “Member”).

The Member hereby forms a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.), as amended from time to time (the “Act”), and by execution of this Agreement, hereby agrees as follows:

ARTICLE I
NAME, PURPOSE, ETC.

Section 1.1                                    Name; Member.  The name of the limited liability company hereby formed is The ServiceMaster Company, LLC (the “Company”). The Company may do business under that name and, as permitted by applicable law, under any other name determined from time to time by the Member.  The Member was admitted to the Company as a member of the Company upon its execution of a counterpart signature page to this Agreement.

Section 1.2                                    Purpose.  The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

Section 1.3                                    Powers of the Company.  Subject to any limitations set forth in this Agreement, the Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purposes set forth in Section 1.2.

Section 1.4                                    Term.  The term of the Company commences on the date the Certificate of Formation of the Company is filed in the office of the Secretary of State of the State of Delaware and shall continue until the Company is dissolved pursuant to the provisions of Section 6.1 of this Agreement.  The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation of the Company as provided in the Act.

Section 1.5                                    Registered Office.  The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

The Company may also have offices at such other places within or without the State of Delaware as the Member may from time to time designate or the business of the Company may require.

Section 1.6                                    Registered Agent.  The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

Section 1.7                                    Qualification in Other Jurisdictions.  Any Authorized Person (as defined below) of the Company shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business and any documents otherwise required in order for the Company to conduct business.

Section 1.8                                    Fiscal Year.  The fiscal year of the Company (the “Fiscal Year”) shall commence on the first day of January of each year (except for the Company’s first fiscal year which shall commence on the date of formation) and shall terminate in each case on December 31.

Section 1.9                                    Taxation.  The Company shall not, and the Board (as defined below) shall not permit the Company to, elect to be treated as an association taxable as a corporation for U.S. federal, state or local income tax purposes.

Section 1.10                             Certain Ratified Actions.  Without in any way limiting the generality of the foregoing or anything else contained in this Agreement or in any other document, each of the Directors (as defined below), officers of the Company, and Maribeth LeHoux are hereby designated as an “authorized person” of the Company within the meaning of the Act (the “Authorized Persons”, and each an “Authorized Person”), and is authorized to execute, deliver and file all certificates (and any amendments and/or restatements thereof) required or permitted by the Act to be filed in the office of the Secretary of State of the State of Delaware.  The Member hereby approves, ratifies and confirms the execution, delivery and filing by Maribeth LeHoux, as a person who is authorized by the Act to execute the Certificate of Formation of the Company (as amended from time to time, the “Certificate of Formation”).  Immediately following the filing of such Certificate of Formation, all such authorization and power of Maribeth LeHoux to execute and file certificates, or to otherwise serve as an Authorized Person, shall hereby terminate.

Section 1.11                             Interests.  The limited liability company interests of the Company shall not be represented by certificates; provided that, the Board may provide by resolution or resolutions that the limited liability company interests of the Company shall be certificated interests.  The certificates for limited liability company interests, if any, shall be in such form as the Board may from time to time prescribe.  To the extent limited liability company interests are represented by a certificate, the certificate of limited liability company interests shall be signed by such officer or officers of the Company as may be permitted by law to sign (which signatures may be facsimiles), and shall be countersigned and registered in such manner, all as the Board may be resolution prescribe.  In case any officer or officers who shall have signed or whose facsimile signature or signatures has been placed on a certificate shall cease to be such officer or officers of the Company, whether because of death, resignation, removal or otherwise, before such certificate or certificates shall have been issued by the Company, such certificate or certificates may nevertheless be issued and delivered as though the person or persons who signed such certificate or certificates, or whose facsimile signature or signatures shall have been used thereon, had not ceased to be such officer or officers of the Company.

ARTICLE II
BOARD OF DIRECTORS

Section 2.1                                    General Powers.  Except as may otherwise be provided by law, by the Certificate of Formation or by this Agreement, the property, affairs and business of the Company shall be managed by or under the direction of a Board of Directors of the Company (the “Board”) consisting of one or more natural persons designated as Directors (the “Directors”) as provided below.  The Board shall have discretion to manage and control the business and affairs of the Company, to make decisions affecting the business and affairs of the Company, and to take actions as it deems necessary or appropriate to accomplish the purposes of the Company and to exercise all of the power and authority that limited liability companies may take under the Act.  Each Director shall sign a management agreement in substantially the form attached hereto as Annex B acknowledging and agreeing to their respective duties and obligations under this Agreement.

Section 2.2                                    Number and Term of Office. The number of Directors constituting the entire Board shall be two, which number may be increased or decreased from time to time by resolution of the Board, but in no event shall the number of Directors be less than one.  Each Director (whenever elected) shall hold office until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal.

Section 2.3                                    Election of Board.  Except as provided in Section 2.12 of this Agreement, the Directors shall be chosen by the Member.  The initial Directors of the Company designated by the Member are David H. Wasserman and Sarah Kim.  Each Director is hereby designated as a “manager” (within the meaning of the Act) of the Company and notwithstanding the last sentence of § 18-402 of the Act, except as provided in this Agreement or in a resolution of the Board, no single Director shall have the power to bind the Company and the Board shall have the power to act only collectively as the Board in the manner specified herein.

Section 2.4                                    Meetings of the Board.  The Board shall meet from time to time to discuss the business of the Company.  The Board may hold meetings either within or without the State of Delaware.  Meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board.  Any Director may call a meeting of the Board on 24 hours’ notice to each other Director, either personally, by telephone, by facsimile or by any other similarly timely means of communication.

Section 2.5                                    Quorum; Voting.  At all meetings of the Board, the presence of a majority of the Directors shall constitute a quorum for the transaction of business.  Except as otherwise required by law or this Agreement, the vote of a majority of Directors present at any meeting at which a quorum is present shall be the act of the Board.

Section 2.6                                    Adjournment.  A majority of Directors present, whether or not a quorum is present, may adjourn any meeting of the Board to another time or place, provided such adjourned meeting is no earlier than 24 hours after written notice (in accordance with this Agreement) of such adjournment has been given to Directors (or such notice is waived in accordance with this Agreement), and, at any such adjourned meeting, quorum shall consist of a majority of the total authorized membership of the Board.

Section 2.7                                    Action Without a Meeting.  Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if all members of the Board consent thereto in writing or by facsimile or any form of electronic transmission previously approved by a Director, which approval has not been revoked (“Approved Electronic Transmission”), and such writing or writings or Approved Electronic Transmissions are filed with the minutes of proceedings of the Board.  Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 2.8                                    Regulations; Manner of Acting.  To the extent consistent with applicable law, the Certificate of Formation and this Agreement, the Board may adopt such rules and regulations for the conduct of meetings of the Board and for the management of the property, affairs and business of the Company as the Board may deem appropriate, including the election of a chairperson and one or more vice chairpersons or lead Directors.

Section 2.9                                    Action by Telephonic Communications.  Members of the Board may participate in a meeting of the Board by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.

Section 2.10                             Resignation.  Any Director may resign at any time by submitting an electronic transmission or by delivering a written notice of resignation to the Chief Executive Officer or the Secretary.  Such resignation shall take effect upon delivery unless the resignation specifies a later effective date or an effective date determined upon the happening of a specified event.

Section 2.11                             Removal of Directors.  If at any time the Member desires to remove any Director, with or without cause, the Member shall have the power to take all such actions promptly as shall be necessary or desirable to cause the removal of such Director.  Any vacancy caused by any such removal may be filled in accordance with Section 2.12.

Section 2.12                             Vacancies and Newly Created Directorships.  Except as otherwise provided by law, any vacancy in the Board that results from an increase in the number of directors or the death, disability, resignation or removal of any Director or from any other cause may be filled by sole remaining Director, or if the Board then consists of more than two Directors, a majority of Directors then in office.  A Director elected to fill a vacancy or newly created Directorship shall hold office until his or her successor has been elected and qualified or until his or her earlier death, resignation or removal.  Any such vacancy or newly created directorship may also be filled at any time by the Member.

Section 2.13                             Director Fees and Expenses.  The amount, if any, which each Director shall be entitled to receive as compensation for his or her services shall be fixed from time to time by the Board.  The Company will cause each non-employee Director serving on the Board to be reimbursed for all reasonable out-of-pocket costs and expenses incurred by him or her in connection with such service.

Section 2.14                             Reliance on Accounts and Reports, etc.  A Director, or a member of any Committee designated by the Board shall, in the performance of his or her duties, be fully protected in relying in good faith upon the records of the Company and upon information, opinions, reports or statements presented to the Company by any of the Company’s officers or employees, or Committees designated by the Board, or by any other person as to the matters the Director or member of any Committee reasonably believes are within such other person’s professional or expert competence, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

ARTICLE III
COMMITTEES

Section 3.1                                    How Constituted.  The Board may designate one or more committees (a “Committee”).  Each Committee shall consist of such number of Directors (or other such other persons as designated by the Board in connection with Section 3.9 or otherwise) as from time to time may be fixed by a majority of the total authorized membership of the Board.  Subject to this Section 3.1, any Committee may be abolished or re-designated from time to time by the Board.  Each member of any Committee (whether designated at an annual meeting of the Board or to fill a vacancy or otherwise) shall hold office until his or her successor shall have been designated or until he or she shall cease to be a Director (unless he or she was not a Director when first designated as a member of such Committee), or until his or her earlier death, resignation or removal.

Section 3.2                                    Powers.  Each Committee shall have such powers, authority and responsibilities as the Board may from time to time authorize.  Each Committee, except as otherwise provided in this Section 3.2, shall have and may exercise such powers of the

Board as may be provided herein or by resolution or resolutions of the Board.  Except as provided in Section 3.9, no Committee shall have the power or authority:

(a)                                 to amend the Certificate of Formation;

(b)                                 to adopt an agreement of merger or consolidation, a certificate of merger or a certificate of ownership and merger;

(c)                                  to recommend to the Member the sale, lease or exchange of all or substantially all of the Company’s property and assets; or

(d)                                 to recommend to the Member a dissolution of the Company or a revocation of a dissolution.

Any Committee may be granted by the Board, power to authorize the seal of the Company to be affixed to any or all papers which may require it.

Section 3.3                                    Proceedings.  Each Committee may fix its own rules of procedure and may meet at such place (within or without the State of Delaware), at such time and upon such notice, if any, as it shall determine from time to time; provided, that the Board may adopt other rules and regulations for the governance of any Committee not inconsistent with the provisions of this Agreement.  Each Committee shall keep minutes of its proceedings and shall report such proceedings to the Board at the meeting of the Board next following any such proceedings.

Section 3.4                                    Quorum and Manner of Acting.  Except as may be otherwise provided in the resolution creating a Committee, at all meetings of any Committee the presence of members constituting a majority of the total authorized membership of such Committee shall constitute a quorum for the transaction of business.  The act of the majority of the members of a Committee present at any meeting at which a quorum is present shall be the act of such Committee.  Any action required or permitted to be taken at any meeting of any Committee may be taken without a meeting, if all members of such Committee shall consent to such action in writing or by electronic transmission, and such writing or writings or electronic transmission or transmissions are filed with the minutes of the proceedings of the Committee.  Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.  The members of any Committee shall act only as a Committee, and other than Committees with membership of one person, the individual members of such Committee shall have no power as such.

Section 3.5                                    Action by Telephonic Communications.  Members of any Committee designated by the Board may participate in a meeting of such Committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.

Section 3.6                                    Resignations.  Any member of any Committee may resign at any time by submitting an electronic transmission or by delivering a written notice of resignation to the Chief Executive Officer or the Secretary.  Unless otherwise specified therein, such resignation shall take effect upon delivery.

Section 3.7                                    Removal.  Any member of any Committee may be removed from his or her position as a member of such Committee at any time, either for or without cause, by resolution adopted by a majority of the votes of Directors then in office.

Section 3.8                                    Vacancies.  If any vacancy shall occur in any Committee, by reason of disqualification, death, resignation, removal or otherwise, the remaining members shall continue to act, and any such vacancy may be filled by the Board subject to Section 3.1 of this Agreement.

Section 3.9                                    Transaction Committees.  The following initial Committees are hereby established:

(a)                                 A transaction committee (“Transaction Committee I”) consisting of David H. Wasserman.  Notwithstanding any provision of this Agreement, Transaction Committee I, acting alone, shall have and may exercise all of the powers and authority of the Board, including, without limitation, the authority to bind the Company.

(b)                                 A transaction committee (“Transaction Committee II”) consisting of Sarah Kim.  Notwithstanding any provision of this Agreement, Transaction Committee II, acting alone, shall have and may exercise all of the powers and authority of the Board, including, without limitation, the authority to bind the Company.

(c)                                  A transaction committee (“Transaction Committee III”) consisting of Alan J.M. Haughie.  Notwithstanding, any provision of this Agreement, Transaction Committee III, acting alone, shall have and may exercise all of the powers and authority of the Board, including, without limitation, the authority to bind the Company.

ARTICLE IV
OFFICERS

Section 4.1                                    Number.  The day to day functions of the Company may be performed by a person or persons appointed as an officer of the Company in accordance with this Agreement.  Except for the initial officers of the Company which shall be designated by the Member, the officers of the Company shall be chosen by the Board and may include the Chief Executive Officer, the Chief Financial Officer, one or more Presidents, one or more Vice Presidents, a Secretary and a Treasurer and any other officers appointed by the Board.  The initial officers of the Company designated by the Member are set forth on Annex A hereto. The Board also may elect and the Chief Executive Officer may appoint one or more Assistant Secretaries and Assistant Treasurers in such numbers as the Board or the Chief Executive Officer may determine, who shall have such authority, exercise such powers and perform such duties as may be specified in this Agreement or determined by the Board.  Any number of offices may be held by the same person, except that one person may not concurrently hold both the office of Chief Executive Officer and Secretary.  No officer need be a Director of the Company. Each officer shall hold office until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal.

Section 4.2                                    Salaries.  The salaries of all officers and agents of the Company shall be fixed by, or in the manner established by, the Board.

Section 4.3                                    Removal and Resignation; Vacancies.  Any officer may be removed for or without cause at any time by the Board or, if the Chief Executive Officer has such authority pursuant to Section 4.10, by the Chief Executive Officer.  Any officer may resign at any time by delivering notice of resignation, either in writing signed by such officer or by electronic transmission, to the Chief Executive Officer or the Secretary.  Unless otherwise specified therein, such resignation shall take effect upon delivery.  Any vacancy occurring in any office of the Company by death, resignation, removal or otherwise, shall be filled by the Board or, if the Chief Executive Officer has authority pursuant to Section 4.10 to fill such office then by the Chief Executive Officer pursuant to Section 4.10 or by the Board.

Section 4.4                                    Authority and Duties of Officers.  The officers of the Company shall have such authority and shall exercise such powers and perform such duties as may be specified in this Agreement or in a resolution of the Board, and to the extent the title of an officer is one commonly used for officers of a business corporation formed under the DGCL, unless otherwise provided hereunder or by the Board, the officer assigned such title shall have the authorities and duties that are commonly associated with such title for a business corporation formed under the General Corporation Law of the State of Delaware (the “DGCL”).

Section 4.5                                    Chief Executive Officer.  The Chief Executive Officer, subject to the direction of the Board, shall have general control and supervision of the policies and operations of the Company and shall see that all orders and resolutions of the Board are carried into effect.  He or she shall manage and administer the Company’s business and affairs and shall also perform all duties and exercise all powers usually pertaining to the office of a chief executive officer, president or a chief operating officer of a corporation, including without limitation under the DGCL.  He or she shall have the authority to sign, in the name and on behalf of the Company, checks, orders, contracts, leases, notes, drafts and other documents and instruments in connection with the business of the Company, and together with the Secretary or an Assistant Secretary, conveyances of real estate and other documents and instruments to which the seal of the Company may need to be affixed.  Except as otherwise determined by the Board, he or she shall have the authority to cause the employment or appointment of such employees (other than the Chief Executive Officer) and agents of the Company as the conduct of the business of the Company may require, to fix their compensation subject to Section 4.2 of this Agreement, and to remove or suspend any such employee or agent elected or appointed by the Chief Executive Officer or the Board.

Section 4.6                                    President.  Except as otherwise determined by the Board and the Chief Executive Officer, each President shall perform such duties and exercise such powers as may be assigned to him or her from time to time by the Chief Executive Officer.  Each President shall report to the Chief Executive Officer.  Except as otherwise determined by the Board of Directors, in the absence of the Chief Executive Officer, the duties of the Chief Executive Officer shall be performed and his or her powers may be exercised by such President as shall be designated by the Chief Executive Officer, or failing such designation, such duties shall be performed and such powers may be exercised by each President in the order of their earliest election to that office, subject in any case to review and superseding action by the Chief Executive Officer. Each President shall have the authority to sign, in the name and on behalf of the Company, checks, orders, contracts, leases, notes, drafts and other documents and instruments in connection with the business of the Company, and together with the Secretary or an Assistant Secretary, conveyances of real estate and other documents and instruments to which the seal of the Corporation may need to be affixed.

Section 4.7                                    Vice President.  Except as otherwise determined by the Board, each Vice President shall perform such duties and exercise such powers as may be assigned to him or her from time to time by the Chief Executive Officer.  Except as otherwise determined by the Board, in the absence of the Chief Executive Officer, the duties of the Chief Executive Officer shall be performed and his or her powers may be exercised by such Vice President as shall be designated by the Chief Executive Officer, or failing such designation, such duties shall be performed and such powers may be exercised by each Vice President in the order of their earliest election to that office, subject in any case to review and superseding action by the Chief Executive Officer.

Section 4.8                                    The Secretary.  Except as otherwise determined by the Board, the Secretary shall have the following powers and duties:

(a)                                 He or she shall keep or cause to be kept a record of all the proceedings of the meetings of the Member and of the Board and all Committees of which a secretary has not been appointed in books provided for that purpose.

(b)                                 He or she shall cause all notices to be duly given in accordance with the provisions of this Agreement and as required by law.

(c)                                  Whenever any Committee shall be appointed pursuant to a resolution of the Board, he or she shall furnish a copy of such resolution to the members of such Committee.

(d)                                 He or she shall be the custodian of the records and of the seal of the Company and cause such seal (or a facsimile thereof) to be affixed to all certificates, if any, representing limited liability company interests of the Company prior to the issuance thereof and to all instruments the execution of which on behalf of the Company under its seal shall have been duly authorized in accordance with this Agreement, and when so affixed he or she may attest the same.

(e)                                  He or she shall properly maintain and file all books, reports, statements, certificates and all other documents and records required by law, the Certificate of Formation or this Agreement.

(f)                                   He or she shall perform, in general, all duties incident to the office of secretary and such other duties as may be specified in this Agreement or as may be assigned to him or her from time to time by the Board or the Chief Executive Officer.

Section 4.9                                    Chief Financial Officer.  Except as otherwise determined by the Board, the Chief Financial Officer shall be the chief financial officer of the Company and shall have the following powers and duties:

(a)                                 He or she shall have charge and supervision over and be responsible for the moneys, securities, receipts and disbursements of the Company, and shall keep or cause to be kept full and accurate records of all receipts of the Company.

(b)                                 He or she shall render to the Board, whenever requested, a statement of the financial condition of the Company and of all his or her transactions as Chief Financial Officer, and render a full financial report at the annual meeting of the Member, if any, if called upon to do so.

(c)                                  He or she shall be empowered from time to time to require from all officers or agents of the Company reports or statements giving such information as he or she may desire with respect to any and all financial transactions of the Company.

(d)                                 He or she shall perform, in general, all duties incident to the office of chief financial officer and such other duties as may be specified in this Agreement or as may be assigned to him or her from time to time by the Board or the Chief Executive Officer.

Section 4.10                             Treasurer. Except as otherwise determined by the Board of Directors, the Treasurer shall have the following powers and duties:

(a)                                 He or she shall perform, in general, all duties incident of the office of treasurer and such other duties as may be specified in this Agreement or as may be assigned to him or her from time to time by the Board of Directors, the Chief Executive Officer or the Chief Financial Officer.

Section 4.11                             Additional Officers.  The Board may appoint such other officers and agents as it may deem appropriate, and such other officers and agents shall hold their offices for such terms and shall exercise such powers and perform such duties as may be determined from time to time by the Board.  The Board from time to time may delegate to any officer or agent the power to appoint subordinate officers or agents and to prescribe their respective rights, terms of office, authorities and duties.  Any such officer or agent may remove any such subordinate officer or agent appointed by him or her at any time, for or without cause.

Section 4.12                             Security.  The Board may require any officer, agent or employee of the Company to provide security for the faithful performance of his or her duties, in such amount and of such character as may be determined from time to time by the Board.

ARTICLE V
CAPITAL CONTRIBUTIONS AND DISTRIBUTIONS

Section 5.1                                    Additional Capital Contributions.  The Member shall have the right, but not the obligation, to make capital contributions to the Company in the form of cash, services or otherwise, at the times and in the amounts determined by the Member.

Section 5.2                                    Distributions.  Distributions may be made to the Member at the times and in the aggregate amounts determined by the Board (or any applicable Committee (including, without limitation, Transaction Committee I, Transaction Committee II and Transaction Committee III)).  Notwithstanding anything to the contrary contained herein, the Company, and the Board (or any Committee) on behalf of the Company, shall not make a distribution to the Member on account of the interest of the Member in the Company if such distribution would violate § 18-607 of the Act or any other applicable law.

ARTICLE VI
DISSOLUTION, ASSIGNMENT, TRANSFER

Section 6.1                                    Dissolution.

(a)                                 The Company shall be dissolved and its affairs wound up upon the earliest to occur of any of the following:  (i) the decision of the Member in writing to dissolve the Company, (ii) the entry of a decree of judicial dissolution of the Company under § 18-802 of the Act, or (iii) at any time there are no members of the Company unless the Company is continued without dissolution in accordance with the Act.

(b)                                 The bankruptcy (as defined at Sections 18-101(1) and 18-304 of the Act) of the Member shall not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

(c)                                  In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

(d)                                 The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company shall have been distributed to the Member in the manner provided for in this Agreement and (ii) the Certificate of Formation of the Company shall have been canceled in the manner required by the Act.

Section 6.2                                    Assignments.  The Member may at any time assign in whole or in part its limited liability company interest in the Company.  The transferee of a limited liability company interest in the Company shall be admitted to the Company as a member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement.  If the Member transfers all of its limited liability company interest in the Company pursuant to this Section 6.2, such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company.

Section 6.3                                    Resignation.  The Member may at any time resign from the Company.  If the Member resigns pursuant to this Section 6.3, a person or entity may be admitted to the Company as an additional member of the Company upon the approval by the Board and such person’s or entity’s execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement.  If a person or entity is admitted to the Company as an additional member of the Company in connection with the resignation of the Member pursuant to this Section 6.3, such admission shall be deemed effective immediately prior to the resignation, and, immediately following such admission, the resigning Member shall cease to be a member of the Company.

Section 6.4                                    Additional Members.  In the sole discretion of the Board and without the consent of the Member, the Company may admit any person or entity as an additional member of the Company.  A person or entity shall be admitted to the Company as an additional member of the Company upon the approval of the Board and such person’s or entity’s execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement.

ARTICLE VII
LIABILITY, EXCULPATION, INDEMNIFICATION

Section 7.1                                    Limited Liability; Exculpation.

(a)                                 Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and neither the Member nor any Director shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or Director of the Company.

(b)                                 To the fullest extent permitted by law, neither the Member nor any of its or the Company’s Directors, officers, employees, shareholders, agents or representatives (each, a “Covered Person”), shall be liable to the Company or any other person or entity that is bound by this Agreement for any loss, liability, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company, except that a Covered Person shall be liable for any loss, liability, damage or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct.

Section 7.2                                    Fiduciary Duty.

(a)                                 To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or any other person or entity that is bound by this Agreement, a Covered Person acting under this Agreement shall not be liable to the Company or any other person or entity that is bound by this Agreement for such Covered Person’s good faith reliance on the provisions of this Agreement.  The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Covered Person to the Company or its Members otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Covered Person.  Whenever in this Agreement a Covered Person is permitted or required to make decisions in good faith, the Covered Person shall act under such standard and shall not be subject to any other or different standard imposed by this Agreement or any relevant provisions of law or in equity or otherwise.

(b)                                 A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any person or entity as to matters the Covered Person reasonably believes are within such person’s or entity’s professional or expert competence, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

Section 7.3                                    Indemnification.  To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s gross negligence or willful misconduct with respect to such acts or omissions; provided, that any indemnity under this Section 7.3 shall be provided out of and to the extent of Company assets only, and no Covered Person shall have any personal liability on account thereof.

Section 7.4                                    Expenses.  To the fullest extent permitted by applicable law, expenses (including reasonable attorneys’ fees, disbursements, fines and amounts paid in settlement) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding relating to or arising out of their performance of their duties on behalf of the

Company may, from time to time and at the discretion of the Board, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall ultimately be determined that the Covered Person is not entitled to be indemnified as authorized in Section 7.3.

ARTICLE VIII
MISCELLANEOUS

Section 8.1                                    Seal.  The seal of the Company shall be circular in form and shall contain the name of the Company, the year of its formation and the words “Company Seal” and “Delaware”.  The form of such seal shall be subject to approval and alteration by the Board.  The seal may be used by causing it or a facsimile thereof to be impressed, affixed or reproduced, or may be used in any other lawful manner.

Section 8.2                                    Books and Records; Inspection.  Except to the extent otherwise required by law, the books and records of the Company shall be kept at such place or places within or without the State of Delaware as may be determined from time to time by the Board.

Section 8.3                                    Electronic Transmission.  “Electronic transmission”, as used in this Agreement, means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Section 8.4                                    Amendment, Waiver, Etc.  This Agreement may not be amended or supplemented, and no waiver of or consent to departures from the provisions hereof shall be effective, unless set forth in a writing signed by the Member.

Section 8.5                                    Binding Effect.  This Agreement shall be binding upon and inure to the benefit of all parties hereto and their successors and permitted assigns.

Section 8.6                                    Severability.  The invalidity, unenforceability or illegality of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid, unenforceable or illegal provision was omitted.

Section 8.7                                    Integration.  This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 8.8                                    No Third-Party Beneficiaries.  Except as provided in Article VII with respect to the exculpation and indemnification of Covered Persons, nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their successors and permitted assigns.

Section 8.9                                    Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED UNDER, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF TO THE EXTENT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

Section 8.10                             Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

Section 8.11                             Effectiveness.  Pursuant to Section 18-201(d) of the Act, this Agreement shall be effective as of the time of the filing of the Certificate of Formation with the Office of the Delaware Secretary of State on December 13, 2013.

Section 8.12                             Permitted Merger.

(a)                                 Notwithstanding any other provision of this Agreement and without the need for any further act, vote or approval of the Board, the Member, any Director any officer of the Company or any other person or entity, (i) the Company is hereby authorized to merge with the Member pursuant to Section 18-209 of the Act, with the Company continuing as the surviving entity in such merger (the “Permitted Merger”) and (ii) the Company is hereby authorized to execute, deliver and perform, and the Member, any Director, any officer of the Company or any member of any Committee (including Transaction Committee I, Transaction Committee II and Transaction Committee III), acting alone, on behalf of the Company, is hereby authorized to negotiate the terms of, cause the Company to enter into and perform, and execute, deliver and file (if necessary or desirable), all documents, agreements and certificates that the Member or such Director, officer or Committee member determines are necessary, appropriate, proper, advisable, incidental or convenient to consummate the Permitted Merger (including, without limitation, an agreement of merger and any certificate of merger (as an authorized person of the Company within the meaning of the Act)), and all other documents, agreements, exhibits or certificates contemplated thereby or related thereto with respect to the Permitted Merger (all with such terms and conditions as the Member or such Director, officer or Committee member shall approve; its approval to be conclusively, but not exclusively, evidenced by its execution of any such documents, agreements or certificates).  The foregoing authorization shall not be deemed a restriction on the powers of the Member, any Director, any officer of the Company or any Committee member to enter into other agreements on behalf of the Company.

(b)                                 Notwithstanding any provision in this Agreement and without the need for any further act, vote or approval of the Board, the Member, any Director, any officer of the Company or any other person or entity, (i) effective as of the time of the Permitted Merger, (a) CDRSVM Holding, Inc., a Delaware corporation, shall automatically be admitted to the Company as the sole equity member of the Company (such admission effective simultaneously with the effectiveness of the Permitted Merger) and own all of the limited liability company interests in the Company, (b) all references in this Agreement to the Member shall automatically be deemed amended to refer to CDRSVM Holding, Inc., (c) for all purposes of this Agreement, CDRSVM Holding, Inc. shall be deemed to be the “Member” hereunder, (d) The ServiceMaster Company shall cease to be a member of the Company and (e) the Company shall continue without dissolution; and (ii) the consummation of the Permitted Merger and any transactions contemplated thereby shall not be considered a violation of any provision of this Agreement.  Notwithstanding any provision of this Agreement and without the need for any further act, vote or approval of the Board, the Member, any Director, any officer of the Company or any other person or entity, (i) effective as of the time of the conversion of CDRSVM Holding, Inc. to CDRSVM Holding, LLC, a Delaware limited liability company, (a) CDRSVM Holding, LLC shall continue as the sole equity member of the Company and own all of the limited liability company interests in the Company, (b) all references in this Agreement to the Member shall automatically be deemed amended to refer to CDRSVM Holding, LLC, (c) for all purposes of this Agreement, CDRSVM Holding, LLC shall be deemed to be the “Member” hereunder, and (d) the Company shall continue without dissolution; and (ii) the consummation of such conversion and any transactions contemplated thereby shall not be considered a violation of any provision of this Agreement.

Section 8.13                             Authorization.  The Company is hereby authorized to execute, deliver and perform, and the Member or any Director, officer of the Company or member of any Committee (including Transaction Committee I, Transaction Committee II and Transaction Committee III), acting alone, on behalf of the Company, is hereby authorized to negotiate the terms of, cause the Company to enter into and perform, and execute, deliver and file (if necessary or desirable), (i) the documents listed on Annex C (each as amended from time to time), and (ii) any document, agreement or other instrument contemplated by or related to any of the foregoing and any amendments thereto, all without any further act, vote or approval of the Board or any Member, Director, officer, Committee member or any other person or entity, notwithstanding any other provision of this Agreement, each in such form and with such changes or amendments to the terms, conditions or other provisions thereof as the Member, Director, officer or Committee member executing the same may approve, the execution and delivery of each of which shall be conclusive evidence of proper authorization and approval thereof as contemplated hereby.  The foregoing authorization shall not be deemed a restriction on the powers of the Member or any Director, officer or Committee member to enter into other agreements on behalf of the Company.  Notwithstanding any provision of this Agreement (including Section 8.4), the Board (and any applicable Committee (including Transaction Committee I, Transaction Committee II and Transaction Committee III)) without the approval of the Member or any other person or entity, may amend Annex C to this Agreement.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first above written.

MEMBER:

The ServiceMaster Company

By:	/s/ Alan J. M. Haughie
Name:	Alan J. M. Haughie
Title:	SVP & CFO

COUNTERPART SIGNATURE PAGE
TO THE
LIMITED LIABILITY COMPANY AGREEMENT
OF
THE SERVICEMASTER COMPANY, LLC

IN WITNESS WHEREOF, the undersigned hereby executes this Counterpart Signature Page to the Limited Liability Company Agreement of The ServiceMaster Company, LLC, a Delaware limited liability company (the “Company”), dated as of December 9, 2013 (the “LLC Agreement”), and hereby accepts and agrees to be bound by all the terms and provisions of the LLC Agreement as a member of the Company.

MEMBER:

CDRSVM Holding, LLC

By:	/s/ Alan J. M. Haughie
Name: Alan J. M. Haughie
Title: Vice President and Chief Financial Officer

[Counterpart Signature Page to the SVM LLCA]

Annex A

Name	Title

Jason Bailey	Vice President

Dominic Bardos	Vice President

Mark J. Barry	President and Chief Operating Officer, American Home Shield

Thomas L. Campbell	Vice President & Deputy General Counsel

Stephanie Caron	Vice President

Thomas J. Coba	President, ServiceMaster Clean & Merry Maids and President & COO, Furniture Medic & AmeriSpec

Bradford E. Crandell	Vice President

William J. Derwin	President, Terminix

Vicki L. Fahy	Vice President

Laura L. Freeman	Vice President

Dirk R. Gardner	Interim Associate General Counsel — Corporate & Assistant Secretary

Robert J. Gillette	Chief Executive Officer

Chad E. Grisham	Vice President

Rob L. Hallam	Vice President

Alan J.M. Haughie	Senior Vice President & Chief Financial Officer

Timothy M. Haynes	Senior Vice President & Chief Information Officer

Andrea L. Hough	Vice President

Dana C. Lee	Interim Assistant Treasurer

James T. Lucke	Senior Vice President, General Counsel & Secretary

Lawrence L. Mariano III	Vice President

Daniel J. Marks	Vice President

Thomas J. McAloon	Vice President

Bisher F. Mufti, Sr.	Vice President - SVM Clean International

John P. Mullen	Vice President, Chief Accounting Officer & Controller

Jed L. Norden	Senior Vice President, Human Resources

Mark M. Petzinger	Vice President & Associate General Counsel

Mary Kay Runyan	Senior Vice President, Sourcing & Fleet

Irshad Shafique	Vice President

James E. Shields	Vice President & Treasurer

D. Shannon Sparks	Vice President

Peter L. Tosches	Senior Vice President

Brian K. Turcotte	Vice President

Deborah Van de Walker	Assistant Vice President

Warren G. Vaughn, Jr.	Vice President

Kenneth J. Young	Vice President

Annex B

MANAGEMENT AGREEMENT

                                                 , 20

The ServiceMaster Company, LLC

[Address]

Re:  Management Agreement —The ServiceMaster Company, LLC

Ladies and Gentlemen:

For good and valuable consideration, each of the undersigned persons, who have been designated as Directors of The ServiceMaster Company, LLC, a Delaware limited liability company (the “Company”), in accordance with the Limited Liability Company Agreement of the Company, dated as of                                    , 20    , as it may be amended or restated from time to time (the “LLC Agreement”), hereby agree as follows:

1.                                      Each of the undersigned accepts such person’s rights and authority as a Director under the LLC Agreement and agrees to perform and discharge such person’s duties and obligations as a Director under the LLC Agreement, and further agrees that such rights, authorities, duties and obligations under the LLC Agreement shall continue until such person’s successor as a Director is designated or until such person’s resignation or removal as a Director in accordance with the LLC Agreement.  Each of the undersigned agrees and acknowledges that it has been designated as a “manager” of the Company within the meaning of the Delaware Limited Liability Company Act.

2.                                      THIS MANAGEMENT AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, AND ALL RIGHTS AND REMEDIES SHALL BE GOVERNED BY SUCH LAWS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

Initially capitalized terms used and not otherwise defined herein have the meanings set forth in the LLC Agreement.

This Management Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Management Agreement and all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Management Agreement as of the day and year first above written.

Name:

Name:

Annex C

Authorized Documents

1.              Separation and Distribution Agreement to be entered into among the Company, TruGreen Holding Corporation, TruGreen Limited Partnership, ServiceMaster Global Holdings, Inc. and any other parties thereto;

2.              Employee Matters Agreement, to be entered into among the Company, TruGreen Holding Corporation, TruGreen Limited Partnership, ServiceMaster Global Holdings, Inc. and any other parties thereto;

3.              Tax Matters Agreement, to be entered into among the Company, TruGreen Holding Corporation, TruGreen Limited Partnership, ServiceMaster Global Holdings, Inc. and any other parties thereto;

4.              Contribution, Repayment and Assumption Agreement to be entered into among the Company, TruGreen Companies L.L.C. and any other parties thereto relating to certain loans of TruGreen Companies L.L.C.;

5.              Contribution and Assumption Agreement to be entered into among the Company, TruGreen Holding Corporation, and any other parties thereto relating to the transfer of interests in certain entities and other assets, including cash;

6.              Contribution and Assumption Agreement to be entered into among the Company and GreenLawn International Holdings, LLC and any other parties thereto;

7.              Intellectual Property License Agreement to be entered into among the Company, TruGreen Holding Corporation and any other parties thereto;

8.             Software Assignment Agreement to be entered into among the Company, TruGreen Limited Partnership and any other parties thereto;

9.              Domain Name Assignment Agreement to be entered into among the Company, TruGreen Limited Partnership and any other parties thereto;

10.       TruGreen Trademark License Agreement to be entered into among the Company, TruGreen Limited Partnership, ServiceMaster Limited and any other parties thereto;

11.       Canadian ServiceMaster Trademark License Agreement to be entered into among the Company, TruGreen Limited Partnership and any other parties thereto;

12.       Indenture, dated as of February 13, 2012, among The ServiceMaster Company, the subsidiary guarantors party thereto and Wilmington Trust, National Association, as trustee, as amended or supplemented prior to the date hereof by the First Supplemental Indenture, dated as of February 13, 2012, the Second Supplemental Indenture, dated as of February 16, 2012 and the Third Supplemental Indenture, dated as of August 21, 2012, and to be further supplemented by the Fourth Supplemental

Indenture, to be entered into among the Company, the subsidiary guarantors party thereto and Wilmington Trust, National Association, as trustee;

13.       Transition Services Agreement, to be entered into among the Company, TruGreen Limited Partnership, and any other parties thereto;

14.       Term Loan Credit Agreement Joinder Agreement among the Member and the Company and consented to by Citibank, N.A., as administrative agent, and the other parties thereto, relating to the assumption by the Company of the Member’s obligations under the Term Loan Credit Agreement, dated as of July 24, 2007 (as amended prior to the date hereof);

15.       Revolving Credit Agreement Joinder Agreement among the Member and the Company and consented to by Citibank, N.A., as administrative agent, and the other parties thereto, relating to the assumption by the Company of the Member’s obligations under the Revolving Credit Agreement, dated as of July 24, 2007 (as amended prior to the date hereof); and

16.       Indenture, dated as of August 15, 1997 (as amended by the First Supplemental Indenture, dated as of August 15, 1997, the Second Supplemental Indenture, dated as of January 1, 1998, the Third Supplemental Indenture, dated as of March 2, 1998, and the Fourth Supplemental Indenture, dated as of August 10, 1999, the “Indenture”), among The ServiceMaster Company and The Bank of New York Mellon Trust Company, N.A. (as successor to Harris Trust and Savings Bank), as Trustee (in such capacity, the “Trustee”), and to be further supplemented by the Fifth Supplemental Indenture, to be entered into between the Company and the Trustee.